SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 2
                                       on
                                   FORM 8-A/A


                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934


                         NATIONAL COMPUTER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


               Minnesota                               41-0850527
(State of incorporation or organization)   (I.R.S. Employer Identification No.)


 11000 Prairie Lakes Drive, Eden Prairie, Minnesota        55344
 (Address of principal executive offices)                (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                              Name of each exchange on which
to be so registered                              each class is to be registered

       None                                                   None

Securities to be registered pursuant to Section 12(g) of the Act:

            Rights to Purchase Series A Participating Preferred Stock
                                (Title of class)

Item 1. Description of Registrant's Securities to be Registered.

                  The response to Item 1 of the Registration Statement on Form 8-A of National Computer Systems, Inc. (the "Company"), dated June 27, 1989, as amended by Amendment No. 1 thereto dated September 8, 1989, is hereby further amended by adding the following paragraphs and the attached exhibit.

                  On March 4, 1996, the Company amended and restated the Amended and Restated Rights Agreement between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent"), dated as of June 23, 1987 and amended and restated as of August 21, 1989 (the "Prior Agreement"). Described below are the more significant amendments set forth in the Second Amended and Restated Rights Agreement, a copy of which is attached hereto as Exhibit 1 (the "Amended Agreement"). The Amended Agreement sets forth the description and the terms of the rights (the "Rights") held by holders of the Company's common stock, par value $.03 per share (the "Common Stock"), to purchase one one-hundredth of one share of the Company's Series A Participating Preferred Stock (the "Preferred Stock"). Capitalized terms used in the summary have the meanings given to them in the Amended Agreement.

                  Sections  1(a),   3(a)(ii)  and   11(a)(ii)(A)  of  the  Prior
Agreement were amended to reduce from 20% to 15% the percentage ownership of outstanding Common Stock required for an "Acquiring Person."

                  Section 7(a) of the Prior Agreement was amended to change the Final Expiration Date from July 6, 1997 to July 6, 2002.

                  A new Section 22A was added to the Prior Agreement to include an exchange feature, whereby the Board of Directors of the Company (at a time when a majority of the members of the Board of Directors then serving are Continuing Directors) may, at its option, at any time after a Section 11(a)(ii) Event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e)) for Common Stock.

                  The definition of an Acquiring Person in the Prior Agreement was changed to add an exception with respect to an offer approved by the Board of Directors.

                  The definition of an Adverse Person in the Prior Agreement was changed by requiring that a person be declared an Adverse Person and thereafter purchase additional shares (to increase its Beneficial Ownership by more than 0.01%).

                  Exhibit B of the Agreement was amended to reflect the various changes in the Amended Agreement.

                  The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, which is incorporated herein by reference.


Item 2. Exhibits.

         1. Second Amended and Restated Rights Agreement between the Company and Norwest Bank Minnesota, N.A., amended and restated as of March 4, 1996, including the Amended and Restated Form of Right Certificate attached as Exhibit B thereto.

Signature

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: March 13, 1996

                                          NATIONAL COMPUTER SYSTEMS, INC.



                                          By: /s/ J.W. Fenton, Jr.
                                              J.W. Fenton, Jr.
                                              Secretary and Treasurer

                                INDEX TO EXHIBITS

         Exhibits


             1. Second Amended and Restated Rights Agreement between the Company and Norwest Bank Minnesota, N.A., amended and restated as of March 4, 1996, including the Amended and Restated Form of Right Certificate attached as Exhibit B thereto